EXHIBIT 10.3

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Agreement is made as of                     , 2007 by and between Union Street Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”).

WHEREAS, the Company’s Registration Statement on Form S-1, as amended, No. 333-136530 (the “Registration Statement”), for its initial public offering (the “IPO”) of units (the “Units), each consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (collectively, the “Warrants”) to purchase one share of Common Stock has been declared effective as of the date hereof by the Securities and Exchange Commission (the “Effective Date”); and

WHEREAS, Banc of America Securities LLC, and Morgan Joseph & Co., Inc. (the “Representatives”) are acting as the representatives of the underwriters (the “Underwriters”) in the IPO; and

WHEREAS, the Company has completed a private placement of 3,125,000 shares of Common Stock (the “Private Placement Shares”) for an aggregate purchase price of $25,000 and the Company expects to complete a private placement of 3,000,000 Warrants (the “Private Placement Warrants”) prior to the completion of the IPO for a purchase price of $3,000,000 (the “Warrant Private Placement”); and

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Fourth Amended and Restated Certificate of Incorporation, $95,500,000 of the gross proceeds of the IPO ($110,005,000 if the Underwriters’ over-allotment option is exercised in full) and $3,000,000 of the gross proceeds of the Warrant Private Placement will be delivered to the Trustee to be deposited and held in a trust account for the benefit of the Company and the public holders of the Common Stock issued in the IPO as hereinafter provided (the amount to be delivered to the Trustee will be referred to herein as the “Property”; the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders,” and the Public Stockholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, a portion of the Property consists of $3,700,000 (or $4,255,000 if the Underwriters’ over-allotment option is exercised in full) attributable to the Underwriters’ discount which the Underwriters have agreed to deposit in the Trust Account (defined below); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

IT IS AGREED:

1. Agreements and Covenants of Trustee.

The Trustee hereby agrees and covenants to:

(a) hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in segregated trust accounts (the “Trust Account”) established by the Trustee at JPMorgan Chase New York and Morgan Stanley;

(b) manage, supervise and administer the Trust Account subject to the terms and conditions set forth in this Agreement;

(c) in a timely manner, upon the instruction of the Company, to invest and reinvest the Property in any “Government Security” or in money market funds selected by the Company meeting the conditions specified in Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, as determined by the Company. As used herein, “Government Security” means any Treasury Bill issued by the United States, having a maturity of one hundred and eighty days or less;

(d) collect and receive, when due, all principal and income arising from the Property, which income, net of taxes, shall become part of the “Property,” as such term is used in this Agreement; provided that, up to $1,500,000 of such income, after tax, may be released to the Company periodically to fund its working capital requirements; provided further that, during the 12-month period following completion of the IPO the amount that may be distributed to the Company to fund its working capital requirements will be limited to the greater of 50% of the interest income earned, net of taxes payable, and $1,250,000;

(e) notify the Company of all communications received by it with respect to any Property requiring action by the Company;

(f) supply any necessary information or documents as may be requested in connection with the preparation of the tax returns for the Trust Account;

(g) participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;

(h) render to the Company and to such other persons as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i) if there is any income or other tax obligation relating to the income from the Property in the Trust Account as determined by the Company, then, from time to time, at the written instruction of the Company, the Trustee shall promptly to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, liquidate such assets held in the Trust Account as shall be designated by the Company in writing , and disburse to the Company by wire transfer out of the Property in the Trust Account, the amount indicated by the Company as owing in respect of such income tax obligation;

(j) from time to time, only upon receipt of and only in accordance with the terms of a letter (the “Distribution Request Letter”), in a form substantially similar to that attached hereto as Exhibit C, signed on behalf of the Company by its Chief Executive Officer, President or Chief Financial Officer, distribute such funds to the Company for working capital purposes only as directed in the Distribution Request Letter and the other documents referred to therein; and

(k) commence liquidation of the Trust Account only upon receipt of and only in accordance with the terms of a letter (the “Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President or Chairman of the Board and Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein.

2. Limited Distributions Of Income From Trust Account.

(a) If there is any income tax obligation relating to the income from the Property in the Trust Account, then, at the written instruction of the Company, the Trustee shall disburse to the Company by wire transfer, out of the income on the Property in the Trust Account, the amount indicated by the Company as required to pay income taxes;

(b) Upon written request from the Company in a form substantially similar to the Distribution Request Letter, the Trustee shall distribute to the Company by wire transfer the amount set forth in the Distribution Request Letter; provided, however, that the aggregate amount distributed by the Trustee to the Company pursuant to this Section may not exceed the lesser of (x) the aggregate amount of income actually received or paid on amounts in the Trust Account less an amount equal to taxes that are or will be due on such income at an assumed rate of [    ] percent and (y) $1,500,000. The first such distribution shall include income through the first full calendar quarter following the effective date of the IPO, with the Company’s request made after such date. It is understood that the Trustee’s only responsibility under this section is to follow the instructions of the Company; and

(c) Except as provided in Sections 2(a) and 2(b) above, no other distributions from the Trust Account shall be permitted except in accordance with Sections 1(i), 1(j) and 1(k) of this Agreement.

3. Agreements and Covenants of the Company.

The Company hereby agrees and covenants to:

(a) give all instructions to the Trustee hereunder in writing, signed by the Company’s President or Chairman of the Board, unless otherwise indicated in this Agreement. In addition, except with respect to its duties under Section 1(i) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b) hold the Trustee harmless and indemnify the Trustee from and against, any and all expenses, including reasonable out-of-pocket counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel;

(c) pay the Trustee an initial acceptance fee, an annual fee and a transaction processing fee for each disbursement made pursuant to Section 2 as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees. The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the completion of the IPO and thereafter on the anniversary of the Effective Date. The Trustee shall refund to the Company the annual fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Fund. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 3(c) and as may be provided in Section 3(b) of this Agreement (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such Sections);

(d) provide to the Trustee any letter of intent, agreement in principle or definitive agreement that is executed prior to                     , 200     in connection with a Business Combination (as defined, and in accordance with the terms and conditions set forth, in the Registration Statement), together with a certified copy of a resolution of the Board of Directors of the Company affirming that such letter of intent, agreement in principle or definitive agreement is in full force and effect;

(e) in connection with any vote of the Company’s stockholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and tabulating stockholder votes (which firm may be the Trustee) verifying the vote of the Company’s stockholders regarding such Business Combination;

(f) if the Company does not effect a Business Combination within 18 months after consummation of the IPO (or within 24 months after the completion of the IPO if a letter of intent, agreement in principle, or definitive agreement has been executed within 18 months after completion of the IPO and the Business Combination related thereto has not yet been consummated within such 18-month period), the Company shall promptly adopt a plan of dissolution and liquidation and initiate procedures for the Company’s dissolution and liquidation and shall seek stockholder approval for any such plan of dissolution and liquidation. Upon the approval by the Company’s stockholders of a plan of dissolution and liquidation, the Company shall promptly file a certificate of dissolution and provide the Trustee a Termination Letter substantially in the form of Exhibit B; and

(g) at least three (3) business days prior to sending such request or other correspondence in respect of any disbursement to the trustee, the Company shall provide the Representatives with a copy of any proposed written disbursement request and any other correspondence in respect of disbursement from the Company.

4. Limitations of Liability.

The Trustee shall have no responsibility or liability to:

(a) take any action with respect to the Property, other than as directed in Section 1 of this Agreement, and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

(b) institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) change the investment of any Property, other than in compliance with Section 1(c);

(d) refund any depreciation in principal of any Property;

(e) assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless (i) provided otherwise in such designation, or (ii) the Company shall have delivered a written revocation of such authority to the Trustee;

(f) the other parties to this Agreement or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, judgment, instruction, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) verify the correctness of the information set forth in the Registration Statement except for information provided by the Trustee, if any, or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement;

(h) except to the extent requested from time to time by the Company, prepare, execute and file such tax reports, income or other tax returns and pay any taxes with respect to income and activities relating to the Trust Account, regardless of whether such tax is payable by the Trust Account or the Company (including but not limited to income tax obligations), it being expressly understood that as set forth in Section 1(i), if there is any income or other tax obligation relating to the Trust Account or the Property in the Trust Account, as determined from time to time by the Company and regardless of whether such tax is payable by the Company or the Trust, at the written instruction of the Company, the Trustee shall issue a check directly to the taxing authorities designated by the Company out of the Property in the Trust Account in an amount specified by the Company as owing to each such taxing authority; and

(i) verify calculations, qualify or otherwise approve Company requests for distributions pursuant to Sections 1(d), 1(i) or 2 above.

5. Termination.

This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; and

(b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Section 1(j) of this Agreement, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 3(b).

6. Miscellaneous.

(a) The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Trustee will confirm such instructions with an Authorized Individual at an Authorized Telephone Number listed on the attached Exhibit D. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon account numbers or other identifying numbers of a beneficiary, beneficiary’s bank or intermediary bank, rather than names. The Trustee shall not be liable for any loss, liability or expense resulting from any error in an account number or other identifying number, provided it has accurately transmitted the numbers provided.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute one instrument. This Agreement or any counterpart may be executed via facsimile or other electronic transmission, and any such executed facsimile or other electronic copy shall be treated as an original.

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. The parties hereto may change, waive, amend or modify any provision contained herein that may be defective or inconsistent with any other provision contained herein only upon the written consent of each of the parties hereto; provided that no change, waiver, amendment or modification may be made without the prior written consent of Banc of America Securities LLC. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

(d) The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York for purposes of resolving any disputes hereunder.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Trustee, to:	Continental Stock Transfer & Trust Company 17 Battery Place, Eighth Floor New York, New York 10004 Attn: Mr. Steve G. Nelson, CEO Fax: (212) 616-7620

if to the Company, to:	Union Street Acquisition Corp. 102 South Union Street Alexandria, VA 22314 Attn: Company Secretary Fax: (703) 682-0735

with a copy to:	Arnold & Porter LLP 1600 Tysons Boulevard, Suite 900 McLean, VA 22102 Attn: Kevin J. Lavin Fax: (703) 720-7399

in either case with a copy to Banc of America Securities LLC on behalf of the Underwriters to:

Banc of America Securities LLC 9 West 57th Street New York, New York 10019 Attn: Fax:

(f) This Agreement may not be assigned by the Trustee without the prior consent of the Company. This agreement may be assigned by the Company to a wholly-owned subsidiary of the Company upon written notice to the Trustee.

(g) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

(h) The Trustee hereby waives any and all right, title, interest or claim of any kind in or to any distribution of any property held in trust for the Company in the Trust Account, and hereby agrees not to seek recourse, reimbursements, payment or satisfaction for any claim of any kind against the Trust Account for any reasons whatsoever. The Trustee hereby consents to the inclusion of Continental Stock Transfer & Trust Company in the Registration Statement and other materials relating to the IPO.

(i) This Agreement may be amended by the parties hereto without the consent of any Underwriter or Public Stockholder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in this Agreement or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Public Stockholders.

7. Third Party Beneficiaries.

For so long as the proceed of the IPO and/or Private Placement are held in the Trust Account, Banc of America Securities LLC on behalf of the Underwriters is third party beneficiary with respect to Section 2(g) and shall be entitled to enforce the terms of Section 2(g) of this Agreement to the same extent as if they were parties to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

UNION STREET ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

[LETTERHEAD OF UNION STREET ACQUISITION CORP.]

[INSERT DATE]

Continental Stock Transfer & Trust Company

17 Battery Place

8th Floor

New York, New York 10004

Attn:	Steven Nelson, President

Re:	Trust Account No. [ ]

Termination Letter

Gentlemen:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Union Street Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of                     , 2007 (the “Trust Agreement”), this is to advise you that the Company has entered into an agreement with                      (the “Target Business”) to consummate a business combination with the Target Business (a “Business Combination”) on or about [INSERT DATE]. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination (the “Consummation Date”).

Pursuant to Section 3(e) of the Trust Agreement, we are providing you with a certificate of the Company Secretary, which verifies the vote of the Company’s stockholders in connection with the Business Combination.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated and (ii) the Company shall deliver to you written instructions with respect to the transfer of the funds held in the Trust Account (the “Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account in accordance with the terms set forth in the Instruction Letter immediately upon your receipt of the counsel’s letter and the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated and the Trust Account shall be closed.

A-1

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

UNION STREET ACQUISITION CORP.

By:

A-2

EXHIBIT B

[LETTERHEAD OF UNION STREET ACQUISITION CORP.]

[INSERT DATE]

Continental Stock Transfer & Trust Company

17 Battery Place

Eighth Floor

New York, New York 10004

Attn: Steven G. Nelson

Re: Trust Account No. [                    ] Termination Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Union Street Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of                     , 2007 (the “Trust Agreement”), this is to advise you that the Company has been dissolved due to the Company’s inability to effect a business combination within the time frame specified in the Company’s prospectus relating to its initial public offering of units. Attached hereto is a certified copy of the Certificate of Dissolution as filed with the Delaware Secretary of State.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account. In connection with this liquidation, you are hereby authorized, in your discretion, to establish a record date for the purpose of determining the Public Stockholders of record entitled to receive their per share portion of the Trust Account. The record date shall be within ten (10) days of the date of this letter. You will notify the Company and [Bank] (the “Designated Paying Agent”) in writing as to when all of the funds in the Trust Account will be available for immediate transfer (the “Transfer Date”) in accordance with the plan of dissolution and liquidation approved by the stockholders of the Company. The Designated Paying Agent shall thereafter notify you as to the account or accounts of the Designated Paying Agent that the funds in the Trust Account should be transferred to on the Transfer Date so that the Designated Paying Agent may commence distribution of such funds in accordance with the Company’s instructions. You shall have no obligation to oversee the Designated Paying Agent’s distribution of the funds. Upon the payment to the Designated Paying Agent of all the funds in the Trust Account, the Trust Agreement shall terminate in accordance with the terms thereof and the Trust Account shall be closed.

Very truly yours,

UNION STREET ACQUISITION CORP.

By:

B-1

EXHIBIT C

[LETTERHEAD OF UNION STREET ACQUISITION CORP.]

[Insert Date]

Continental Stock Transfer & Trust Company

17 Battery Place

8th Floor

New York, New York 10004

Attn: Steven G. Nelson

Re: Trust Account No. [                    ] — Distribution of Income on Property

Gentlemen:

Pursuant to Section 2(b) of the Investment Management Trust Agreement between Union Street Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of                     , 2007 (“Trust Agreement”), we are requesting for our working capital purposes that you deliver to us $                                 representing income earned on the Property from                      to                     . In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer said amount, less any fees due the Trustee pursuant to Section 3(c) of the Trust Agreement, immediately upon your receipt of this letter to the Company’s operating account at:

Bank:	[ ]
ABA #:	[ ]
Account Name:	[ ]
Account Number:	[ ]
Reference:	Distribution of Income Earned on Trust Property

Very truly yours,

UNION STREET ACQUISITION CORP.

By:

C-1

EXHIBIT D

AUTHORIZED INDIVIDUAL(S) and telephone numbers

AUTHORIZED FOR TELEPHONE CALL BACK

COMPANY:	Union Street Acquisition Corp. 102 South Union Street Alexandria, VA 22102 Attn: Brian H. Burke
Telephone: (703) 682-0730

TRUSTEE:	Continental Stock Transfer & Trust Company 17 Battery Place 8th Floor New York, New York 10004 Attn: Steven Nelson, President
Telephone: (212) 845-3202

D-1